As filed with the Securities and Exchange Commission on June 29, 2007

                                                  Registration No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               SIMTEK CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


        Delaware                                        84-1057605
(State of Incorporation)                    (I.R.S. Employer Identification No.)


                           4250 Buckingham Drive #100
                        Colorado Springs, Colorado 80907
                    (Address of Principal Executive Offices)


                 Simtek Corporation Employee Stock Purchase Plan
                            (Full Title of the Plans)


                                Harold Blomquist
                      Chief Executive Officer and President
                               Simtek Corporation
                           4250 Buckingham Drive #100
                           Colorado Springs, CO 80907
                                 (719) 531-9444
 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)


                                   Copies to:
                            Hendrik F. Jordaan, Esq.
                              Garth B. Jensen, Esq.
                            Holme Roberts & Owen LLP
                         1700 Lincoln Street, Suite 4100
                                Denver, CO 80203
                                 (303) 861-7000

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                                      CALCULATION OF REGISTRATION FEE

                                                               Proposed            Proposed
         Title of Securities              Amount to be     Maximum Offering    Maximum Aggregate       Amount of
           to be Registered              Registered (1)     Price Per Share     Offering Price      Registration Fee
                                                                  (2)                                     (3)
--------------------------------------- ------------------ ------------------ -------------------- -------------------
Common Stock, $0.0001 Par Value              500,000             $5.15            $2,575,000              $79
======================================= ================== ================== ==================== ===================
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(1)  This Registration Statement shall also cover any additional shares of
     Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the
     Registrant's outstanding shares of common stock.

(2) The offering price of $5.15 per share is estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of computing the amount of the registration fee and is based upon the average of the high and low prices of the Registrant's common stock on June 26, 2007, as reported on The Nasdaq Capital Market.

(3) The registration fee for the securities registered hereby was calculated by multiplying the proposed maximum offering price by .0000307 in accordance with Section 6(b) of the Securities Act and the related rules.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration
Statement:

     a. Our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2006, filed on April 2, 2007 and amended by Form 10-K/A filed on April 30, 2007;

     b. Our Current Reports on Form 8-K filed on January 9, 2007, January 12, 2007, January 24, 2007, February 13, 2007, February 23, 2007, April
          12, 2007 and April 26, 2007;

     c. Our Quarterly Report on Form 10-Q, for the fiscal quarter ended March 31, 2007, filed on May 15, 2007;

     d. The description of our common stock as set forth in our Registration Statement on Form 8-A filed on January 8, 2007; and

     e. All reports and other documents subsequently filed with the Commission by Simtek pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.

Item 4.  Description of Securities

     Not applicable.

Item 5.   Interests of Names Experts and Counsel

     Not applicable.

Item 6.  Indemnification of Directors and Officers

     Under our Certificate of Incorporation and Bylaws, we are required to indemnify former and current directors and officers, and may indemnify employees and agents, but only if such person seeking indemnification has satisfied the statutory standard of conduct. To satisfy the statutory standard of conduct, a person must have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In addition, in any criminal action or proceeding, the person must also have had no reasonable cause to believe the person's conduct was unlawful. Regardless of standards of conduct, indemnification of expenses for directors and officers is mandatory under Section 145 of the Delaware General Corporation Law ("DGCL") to the extent they are successful on the merits in defending a proceeding. Under
Section 145 of the DGCL, in derivative suits (i.e., suits by or in the right of the corporation), indemnification is only available for expenses and attorneys' fees incurred in defending or settling a suit and only in circumstances where there has been no adjudication of monetary liability to the corporation.

         As permitted by Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) willful or negligent conduct in paying dividends or repurchasing or redeeming stock out of funds that are not lawfully available, in violation of Section 174 of the DGCL, or (iv) any transaction from which the director derives an improper personal benefit.

     We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of Simtek.

Item 7.  Exemption from Registration Claimed

     Not applicable.

Item 8.  Exhibits


     Exhibit
     Number          Description
     -------         ------------

     5.1             Opinion of Holme Roberts & Owen LLP (filed herewith)

     10.1 Simtek Corporation Employee Stock Purchase Plan (filed herewith)

     23.1 Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm (filed herewith)

     23.2            Consent of Holme Roberts & Owen LLP (included in Exhibit
                     5.1)

Item 9.  Undertakings

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
          Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act [and, where applicable, each filing of an employee benefit plan's annual report pursuant to 15(d) of the Exchange Act] that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on the 29th day of June, 2007.


                                       SIMTEK CORPORATION


                                       By: /s/ Harold Blomquist
                                           Harold Blomquist
                                           Chairman, Chief Executive Officer and
                                           President


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
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

            Signature                                        Title                                Date
            ---------                                        -----                                ----

/s/ Harold Blomquist                          Chairman of the Board, Chief Executive           June 29, 2007
------------------------------------          Officer and President
Harold Blomquist


/s/ Brian Alleman                             Secretary, Vice President and Chief              June 29, 2007
------------------------------------          Financial Officer
Brian Alleman


/s/ Kim Carothers                             Controller (Principal Accounting Officer)        June 29, 2007
------------------------------------
Kim Carothers


/s/ Alfred Stein                              Director                                         June 29, 2007
------------------------------------
Alfred Stein


/s/ Ronald Sartore                            Director                                         June 29, 2007
------------------------------------
Ronald Sartore


/s/ John Hillyard                             Director                                         June 29, 2007
------------------------------------
John Hillyard

                                                                                               June 29, 2007
/s/ Robert Pearson                            Director
------------------------------------
Robert Pearson




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